EXHIBIT 21

             STIFEL FINANCIAL CORP. AND SUBSIDIARIES

           SUBSIDIARIES OF STIFEL FINANCIAL CORP. (1)



                             STATE OF           NAMES UNDER WHICH
NAME                       INCORPORATION       SUBSIDIARY DOES BUSINESS

Stifel,   Nicolaus  &         Missouri         Stifel, Nicolaus & Company,
  Company, Incorporated                          Incorporated

Alliance Realty Corp.         Missouri         Alliance Realty Corp.

Century   Securities          Missouri         Century Securities Associates,
  Associates, Inc.                               Inc.

Stifel, Nicolaus Insurance    Arkansas          Stifel, Nicolaus Insurance
  Agency, Inc. (2)                               Agency, Inc.

S-N Capital Corp. (2)         Missouri          S-N Capital Corp.

Stifel Insurance Agency -     Ohio              Stifel Insurance Agency - Ohio,
  Ohio, Inc. (4)                                 Inc.

Stifel Venture Corp.          Missouri          Stifel Venture Corp.

Pin Oak Capital, Ltd. (3)     Missouri          Pin Oak Capital, Ltd.

Stifel Asset Management Corp. Missouri          Stifel Asset Management Corp.

Todd Investment Advisors,     Kentucky          Todd Investment
  Inc. (3)                                        Advisors, Inc.

Stifel CAPCO, L.L.C.          Missouri          Stifel CAPCO, L.L.C.


(1)  Does not include corporations in which registrant  owns  50 percent or less of the stock.

(2)  Wholly  owned  subsidiary of Stifel,  Nicolaus  &  Company, Incorporated.

(3)  Wholly owned subsidiary of Stifel Asset Management Corp.

(4)  Majority  owned subsidiary of Stifel, Nicolaus  &  Company, Incorporated.